Exhibit 10.1

BAKKT, INC.

2026 INDUCEMENT PLAN

ARTICLE I

GENERAL

1.1 Purpose

The purpose of this 2026 Inducement Plan (the “Plan”) is to promote the interests of Bakkt, Inc. (the “Company” or “Bakkt”) by providing equity-based compensation opportunities to individuals who are entering into employment with the Company and its Subsidiaries and whose services are expected to contribute to the Company’s success and by motivating such persons to contribute to the growth and profitability of the Company and its Subsidiaries.

The Plan was adopted by the Company and is reserved for persons to whom the Company may issue securities without stockholder approval as a material inducement to the person entering into employment with the Company or its Subsidiaries, including pursuant to an “employer of record” relationship, pursuant to New York Stock Exchange (“NYSE”) Listed Company Manual Section 303A.08 or any successor rule, if the Company’s securities are traded on NYSE, or the applicable requirements of any other established stock exchange on which the Company’s securities are traded, as applicable, as such rules and requirements may be amended from time to time (as applicable, the “Inducement Rules”), and the Plan shall be interpreted and administered accordingly.

1.2 Administration

1.2.1 The Compensation Committee of the Board of Directors of Bakkt (the “Board,” and such committee as constituted from time to time, and including any successor committee, the “Committee”) will administer the Plan. In particular, subject to such resolutions not inconsistent with the provisions of the Plan or applicable law as may from time to time be adopted by the Board, the Committee will have the authority in its sole discretion to:

(a) exercise all of the powers granted to it under the Plan;

(b) construe, interpret and implement the Plan and all Award Agreements;

(c) prescribe, amend and rescind rules and regulations relating to the Plan, including rules governing the Committee’s own operations, rules applicable to Grantees who are foreign nationals (or employed outside the United States, or both);

(d) make all determinations necessary or advisable in administering the Plan;

(e) correct any defect, supply any omission and reconcile any inconsistency in the Plan;

(f) amend the Plan to reflect changes in applicable law;

(g) grant, or recommend to the Board for approval to grant, awards made pursuant to the Plan (“Awards”) and determine which Eligible Individuals will receive Awards, and the terms of such Awards, including the effect of a termination of Employment or service on such Awards and the vesting and/or lapse of restrictions on Awards upon the attainment of Performance Goals and/or upon continued service;

(h) amend any outstanding Award Agreement in any respect including, without limitation, to

(1) accelerate the time or times at which (A) the Award becomes vested, unrestricted or may be exercised or (B) shares of Common Stock (“Shares”) are delivered under the Award, and in each case, without limitation on the Committee’s rights, in connection with such acceleration, the Committee may provide that any Shares acquired pursuant to such Award will be restricted shares, which are subject to vesting, transfer, forfeiture or repayment provisions similar to those in the Grantee’s underlying Award,

(2) waive or amend any goals, restrictions, vesting provisions or conditions set forth in such Award Agreement, or impose new goals, restrictions, vesting provisions and conditions, or

(3) reflect a change in the Grantee’s circumstances (e.g., a change to part-time employment status or a change in position, duties or responsibilities);

(i) determine at any time whether, to what extent and under what circumstances and method or methods

(1) Awards may be:

(A) settled in cash, Shares, other securities, other Awards or other property (in which event, the Committee may specify what other effects such settlement will have on the Grantee’s Award, including the effect on any repayment provisions under the Plan or Award Agreement);

(B) exercised; or

(C) canceled, forfeited or suspended;

(2) Shares, other securities, other Awards or other property and other amounts payable for an Award may be deferred either automatically or at the election of the Grantee thereof or of the Committee;

(3) Awards may be settled by Bakkt, any of its Subsidiaries or affiliates or any of their designees; and

(4) subject to Section 2.5.5, the exercise price for any stock option or stock appreciation right may be reset; and

(j) cause Bakkt to enter into an agreement with any Subsidiary pursuant to which such Subsidiary will reimburse the Company for the cost of such equity incentives.

1.2.2 Actions of the Committee may be taken by the vote of a majority of its members present at a meeting (which may be held telephonically). Any action may be taken by a written instrument signed by each of the Committee members, and action so taken will be as fully effective as if it had been taken by a vote at a meeting. The determination of the Committee on all matters relating to the Plan or any Award Agreement will be final, binding and conclusive. The Committee may allocate among its members and delegate to any person who is not a member of the Committee, or to any administrative group within the Company, any of its powers, responsibilities or duties. Notwithstanding the foregoing, the authority to approve Awards under the Plan may not be delegated except to the extent permitted under the Inducement Rules. In delegating its authority, the Committee will consider the extent to which any delegation may cause Awards to fail to meet the requirements of Rule 16(b)-3(d)(1) or Rule 16(b)-3(e) under the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto (such act and the applicable rules and regulations thereunder, the “Exchange Act”). Except as specifically provided to the contrary, references to the Committee include any administrative group, individual or individuals to whom the Committee has delegated its duties and powers.

1.2.3 Notwithstanding anything to the contrary in the Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards or administer the Plan. In any such case, the Board will have all of the authority and responsibility granted to the Committee; provided, that the grant of any Award under the Plan shall be approved in compliance with the Inducement Rules.

1.2.4 No member of the Committee or any person to whom the Board or Committee delegates its powers, responsibilities or duties in writing, including by resolution (each such person, a “Covered Person”), will have any liability to any person (including any Grantee) for any action taken or omitted to be taken or any determination made for the Plan or any Award, except as expressly provided by statute. Each Covered Person will be indemnified and held harmless by the Company against and from:

(a) any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement, in each case, in good faith; and

(b) any and all amounts paid by such Covered Person, with the Company’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person; provided, that the Company will have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once the Company gives notice of its intent to assume the defense, the Company will have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification will not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful misconduct.

The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under Bakkt’s Certificate of Incorporation or Bylaws, pursuant to any individual indemnification agreements between such Covered Person and the Company, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such persons or hold them harmless.

1.2.5 The Committee shall administer the Plan in a manner consistent with the Inducement Rules. No Shares or other securities shall be issued pursuant to an Award unless the Company is satisfied that such issuance complies with applicable federal and state securities laws and applicable stock exchange requirements.

1.3 Shares Available for Awards

1.3.1 Common Stock Subject to the Plan. Subject to the other provisions of this Section 1.3, the total number of Shares that may be granted under the Plan will be 1,500,000. Such Shares may, in the discretion of the Committee, be either authorized but unissued Shares or Shares previously issued and reacquired by the Company. In the case of a grant of a stock-settled stock appreciation right, the number of Shares available for grant under the Plan will be reduced by the full number of Shares granted under such stock appreciation right.

1.3.2 Replacement of Shares. Shares subject to an Award that is forfeited (including any restricted shares repurchased by the Company at the same price paid by the Grantee so that such Shares are returned to the Company), expires, terminates or is settled for cash (in whole or in part), to the extent of such forfeiture, expiration, termination or cash settlement will be available for future grants of Awards under the Plan and will be added back in the same number of Shares as were deducted in respect of the grant of such Award (including in the case of stock-settled stock appreciation rights the full number of Shares underlying such stock appreciation right). The payment of dividend equivalent rights in cash in conjunction with any outstanding Awards will not be counted against the Shares available for issuance under the Plan. Shares tendered by a Grantee, repurchased by the Company using proceeds from the exercise of stock options or withheld by the Company in payment of the exercise price of a stock option or to satisfy any tax withholding obligation for an Award will not again be available for Awards. In addition, shares subject to an Award that are not delivered in connection with the settlement of a stock appreciation right shall not again be available for Awards.

1.3.3 Adjustments. The Committee will:

(a) adjust the number of Shares authorized pursuant to Section 1.3.1;

(b) adjust the terms of any outstanding Awards (including, without limitation, the number of Shares covered by each outstanding Award, the type of property or securities to which the Award relates and the exercise or strike price of any Award), in such manner as it deems appropriate (including, without limitation, by payment of cash) to prevent the enlargement or dilution of rights, as a result of any increase or decrease in the number of issued Shares (or issuance of shares of stock other than Shares) resulting from a recapitalization, stock split, reverse stock split, stock dividend, spinoff, split up, combination, reclassification or exchange of Shares, merger, consolidation, rights offering, separation, reorganization or liquidation or any other change in the corporate structure or Shares, including any extraordinary dividend or extraordinary distribution; provided that no such adjustment may be made if or to the extent that it would cause an outstanding Award to cease to be exempt from, or to fail to comply with, Section 409A.

ARTICLE II

AWARDS UNDER THE PLAN

2.1 Types of Awards and Eligibility

2.1.1 Types of Awards. Awards may be granted only to individuals who satisfy the eligibility requirements set forth in Section 2.1.2. Awards may be in the form of stock-based Awards and may be subject to one or more Performance Goals. Stock-based Awards may be in the form of any of the following, in each case in respect of Common Stock:

(a) stock options (provided that such stock options are nonqualified stock options);

(b) stock appreciation rights;

(c) restricted shares;

(d) restricted stock units;

(e) dividend equivalent rights; and

(f) other stock-based Awards (as further described in Section 2.9), that the Committee determines to be consistent with the purposes of the Plan and the interests of the Company.

2.1.2 Eligibility. Awards may be granted only to Eligible Individuals.

2.2 Agreements Evidencing Awards

Each Award will be evidenced by an Award Agreement that will contain such provisions and conditions as the Committee deems appropriate. Unless otherwise provided, the Committee may grant Awards in tandem with or in substitution for or satisfaction of any other Award or Awards or any award granted under any other plan of the Company. By accepting an Award, a Grantee thereby agrees that the Award will be subject to all of the terms and provisions of the Plan and the applicable Award Agreement.

2.3 No Rights as a Stockholder

No Grantee (or other person having rights pursuant to an Award) will have any of the rights of a stockholder of Bakkt for Shares subject to an Award until the delivery of such Shares. Except as otherwise provided in Section 1.3.3, no adjustments will be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, Common Stock, other securities or other property) for which the record date is before the date the stock certificates (or other appropriate document or evidence of ownership) representing Shares (the “Certificates”) are delivered, or if the Committee elects to use another system, such as book entries by the transfer agent, before the date on which such system evidences the Grantee’s ownership of such Shares.

2.4 Minimum Vesting

All Awards shall be subject to a minimum time-based vesting or performance period, as applicable, of not less than one year from the grant date. Notwithstanding the foregoing, this Section 2.4 shall not prevent the Committee from accelerating any Award in accordance with any provisions set forth in the Plan. Any Award Agreement may also provide that Shares issued or acquired in connection with the applicable Award will be subject to additional holding requirements specified in such Award Agreement.

2.5 Stock Options and Stock Appreciation Rights

2.5.1 Designation of Options. No Award granted under the Plan shall be intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

2.5.2 Exercise Price of Stock Options and Stock Appreciation Rights. The exercise price per share for each stock option or stock appreciation right will be determined by the Committee but, except as otherwise permitted by Section 1.3.3, may never be less than the Fair Market Value of a Share. Unless otherwise noted in the Award Agreement, the Fair Market Value of the Common Stock will be its Fair Market Value on the date of grant of the Award of stock options or stock appreciation rights.

2.5.3 Term of Stock Options and Stock Appreciation Rights. In no event will any stock option or stock appreciation right be exercisable after the expiration of ten (10) years from the date on which the stock option or stock appreciation right is granted.

2.5.4 Vesting and Exercise of Stock Option and Payment for Shares. To exercise a stock option or stock appreciation right, the Grantee must give written notice to the Company specifying the number of Shares to be acquired or rights to be exercised. In the case of stock options, the notice must be accompanied by payment of the full purchase price therefor in cash or by certified or official bank check or in another form as determined by the Company, which may include:

(a) personal check;

(b) Shares, based on the Fair Market Value as of the exercise date, of the same class as those to be granted by exercise of the stock option;

(c) any other form of consideration approved by the Company and permitted by applicable law; and

(d) any combination of the foregoing.

The Committee may also make arrangements for the cashless exercise of a stock option. Any person exercising a stock option or stock appreciation right will make such representations and agreements and furnish such information as the Committee may, in its sole discretion, deem necessary or desirable to effect or assure compliance by the Company on terms acceptable to the Company with the provisions of the Securities Act of 1933, as amended from time to time, or any successor thereto, and the applicable rules and regulations thereunder (the “Securities Act”), the Exchange Act and any other applicable legal requirements. The Committee may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars. If a Grantee so requests, Shares acquired pursuant to the exercise of a stock option or stock appreciation right may be issued in the name of the Grantee and another jointly with the right of survivorship.

2.5.5 No Repricing or Reloads. Except as otherwise permitted by Section 1.3.3, reducing the exercise price of stock options or stock appreciation rights issued and outstanding under the Plan, including through amendment, cancellation in exchange for the grant of a substitute Award, repurchase for cash or other consideration (in each case that has the effect of reducing the exercise price), or any other action that would be treated as a “repricing” of such stock options or such stock appreciation rights, will require stockholder approval to the extent required by applicable law or stock exchange rules. The Company will not grant any stock options or stock appreciation rights with automatic reload features.

2.6 Restricted Shares

2.6.1 Grants. The Committee may grant or offer for sale restricted shares in such amounts and subject to such terms and conditions as the Committee may determine (subject to Section 2.4). Upon delivery, the Grantee will have the rights of a stockholder for the restricted shares, subject to any other restrictions and conditions as the Committee may include in the applicable Award Agreement. Each Grantee of an Award of restricted shares will be issued a Certificate in respect of such shares, unless the Committee elects to use another system, such as book entries by the transfer agent, as evidencing ownership of such shares. If a Certificate is issued in respect of restricted shares, such Certificate may be registered in the name of the Grantee, and will, in addition to such legends required by applicable securities laws, bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, but will be held by the Company or its designated agent until the time the restrictions lapse.

2.6.2 Right to Vote and Receive Dividends on Restricted Shares. Each Grantee of an Award of restricted shares will, during the period of restriction, be the beneficial and record owner of such restricted shares and will have full voting rights with respect thereto. Unless the Committee determines otherwise in an Award Agreement, during the period of restriction, all dividends (whether ordinary or extraordinary and whether paid in cash, additional shares or other property) or other distributions paid upon any restricted share will be retained by the Company for the account of the relevant Grantee. Such dividends or other distributions will revert to the Company if for any reason the restricted share upon which such dividends or other distributions were paid reverts to the Company. Upon the expiration of the period of restriction, all such dividends or other distributions made on such restricted share and retained by the Company will be paid, without interest, to the relevant Grantee.

2.7 Restricted Stock Units

The Committee may grant Awards of restricted stock units in such amounts and subject to such terms and conditions as the Committee may determine (subject to Section 2.4). A Grantee of a restricted stock unit will have only the rights of a general unsecured creditor of Bakkt, until delivery of Shares, cash or other securities or property is made as specified in the applicable Award Agreement. On the delivery date specified in the Award Agreement, the Grantee of each restricted stock unit not previously forfeited or terminated will receive one Share, cash or other securities or property equal in value to one Share or a combination thereof, as specified by the Committee.

2.8 Dividend Equivalent Rights

The Committee may include in the Award Agreement for any Award, a dividend equivalent right entitling the Grantee to receive amounts equal to all or any portion of the regular cash dividends that would be paid on the Shares covered by such Award if such Shares had been delivered pursuant to such Award. Notwithstanding anything to the contrary in the Plan, with respect to any Award of restricted stock units (including any Award of restricted stock units subject to Performance Criteria and/or Performance Goals), such dividend equivalent rights shall be subject to the same performance conditions or service conditions, as applicable, as the underlying Award, and no dividend equivalents shall be released to a Grantee until the Award to which they pertain has vested. The Grantee of a dividend equivalent right will have only the rights of a general unsecured creditor of Bakkt until payment of such amounts is made as specified in the applicable Award Agreement. If such a provision is included in an Award Agreement, the Committee will determine whether such payments will be made in cash, in Shares or in another form, whether they will be conditioned upon the settlement of the vested Award to which they relate (subject to compliance with Section 409A), the time or times at which they will be made, and such other terms and conditions as the Committee will deem appropriate.

2.9 Other Stock-Based or Awards

2.9.1 Grant. The Committee may grant other types of stock-based or stock-related Awards (including the grant or offer for sale of unrestricted Shares, performance share Awards or performance units settled in cash) (“Other Stock-Based Awards”) in such amounts and subject to such terms and conditions as the Committee may determine (subject to Section 2.4). The terms and conditions set forth by the Committee in the applicable Award Agreement may relate to vesting and nontransferability restrictions that will lapse upon the achievement of one or more goals related to the completion of service by the Grantee or the achievement of Performance Goals, as determined by the Committee at the time of grant. Such Awards may entail the transfer of actual Shares to Award recipients and may include Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

2.10 Repayment If Conditions Not Met

If the Committee determines, in accordance with the terms of the applicable Award Agreement or any applicable Company clawback or recapture policy, that all terms and conditions of the Plan and a Grantee’s Award Agreement were not satisfied, then the Grantee will be obligated to pay the Company immediately upon demand therefor:

(a) for a stock option and a stock appreciation right, an amount equal to the excess of the Fair Market Value (determined at the time of exercise) of the Shares that were delivered in respect of such exercised stock option or stock appreciation right, as applicable, over the exercise price paid therefor;

(b) for restricted shares, an amount equal to the Fair Market Value (determined at the time such shares became vested) of such restricted shares; and

(c) for restricted stock units, an amount equal to the Fair Market Value (determined at the time of delivery) of the Shares delivered for the applicable delivery date, in each case for clauses (a), (b) and (c) of this Section 2.10, without reduction for any amount applied to satisfy withholding tax or other obligations in respect of such Award.

ARTICLE III

MISCELLANEOUS

3.1 Amendment of the Plan

Unless otherwise provided in the Plan or in an Award Agreement, the Board may at any time and from time to time suspend, discontinue, revise or amend the Plan in any respect whatsoever; provided, that (i) subject to Sections 1.2, 1.3.3 and 3.7, no such amendment may materially adversely impair the rights of the Grantee of any Award without the Grantee’s consent and (ii) no amendment or alteration shall be effective prior to its approval by the stockholders of the Company to the extent stockholder approval is otherwise required by applicable legal requirements or the requirements of NYSE or such other securities exchange on which the Company’s securities are traded. Notwithstanding any provision in this Plan to the contrary, this Plan shall not be amended or terminated in such manner that would cause this Plan or any amounts or benefits payable hereunder to fail to comply with or be exempt from Section 409A, and any such amendment or termination that may reasonably be expected to result in such failure shall be of no force or effect.

3.2 Tax Withholding

Grantees will be solely responsible for any applicable taxes (including, without limitation, income and excise taxes) and penalties, and any interest that accrues thereon, that they incur in connection with the receipt, vesting or exercise of any Award. As a condition to the delivery of any Shares, cash or other securities or property pursuant to any Award or the lifting or lapse of restrictions on any Award, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company relating to an Award (including, without limitation, the Federal Insurance Contributions Act (FICA) tax):

(a) the Company may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to a Grantee whether or not pursuant to the Plan (including Shares otherwise deliverable);

(b) the Committee will be entitled to require that the Grantee remit cash to the Company (through payroll deduction or otherwise); or

(c) the Company may enter into any other suitable arrangements to withhold such taxes required by law to be withheld in an amount not to exceed the individual tax rates applicable to the Grantee, as determined by the Company.

3.3 Required Consents and Legends

If the Committee at any time determines that any consent or approval is necessary or desirable as a condition of, or in connection with, the granting of any Award, the delivery of Shares or the delivery of any cash, securities or other property under the Plan, or the taking of any other action thereunder (each such action a “Plan Action”), then, subject to Section 3.14 such Plan Action will not be taken, in whole or in part, unless and until such consent or approval will have been effected or obtained to the full satisfaction of the Committee, as determined in its discretion in accordance with applicable law, the terms of the Plan and the applicable Award Agreement, and any administrative procedures or guidelines adopted by the Committee in respect of the Plan. The Committee may direct that any Certificate evidencing Shares delivered pursuant to the Plan will bear a legend setting forth such restrictions on transferability as the Committee may determine to be necessary or desirable, and may advise the transfer agent to place a stop transfer order against any legended shares. Nothing in the Plan will require the Company to list, register or qualify the Shares on any securities exchange.

3.4 Right of Offset

The Company will have the right to offset against its obligation to deliver Shares (or other property or cash) under the Plan or any Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to the Company pursuant to tax equalization, housing, automobile or other employee programs) that the Grantee then owes to the Company and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement. Notwithstanding the foregoing, if an Award provides for the deferral of compensation within the meaning of Section 409A, the Committee will have no right to offset against its obligation to deliver Shares (or other property or cash) under the Plan or any Award Agreement if such offset could subject the Grantee to the additional tax imposed under Section 409A in respect of an outstanding Award.

3.5 Non-Assignability; No Hedging

No Award (or any rights and obligations thereunder) granted to any person under the Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged, in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily and whether by operation of law or otherwise, other than by will or by the laws of descent and distribution, and all such Awards (and any rights thereunder) will be exercisable during the life of the Grantee only by the Grantee or the Grantee’s legal representative. Notwithstanding the foregoing, the Committee may permit, under such terms and conditions that it deems appropriate in its sole discretion, a Grantee to transfer any Award to any person or entity that the Committee so determines; provided, that in no case will the Committee permit any transfer to a third-party financial institution. Any sale, exchange, transfer, assignment, pledge, hypothecation, or other disposition in violation of the provisions of this Section 3.5 will be null and void and any Award which is hedged in any manner will immediately be forfeited. All of the terms and conditions of the Plan and the Award Agreements will be binding upon any permitted successors and assigns.

3.6 Change in Control

3.6.1 Unless otherwise determined by the Committee (or unless otherwise provided in the applicable Award Agreement or a Grantee’s employment agreement), if a Grantee’s Employment is terminated by the Company or any successor entity thereto without Cause, or the Grantee terminates Employment for Good Reason, in each case, upon or within two (2) years after a Change in Control, (i) each Award granted to such Grantee prior to such Change in Control will become fully vested (including the lapsing of all restrictions and conditions) and, as applicable, exercisable as of the date of such termination of Employment or service, and (ii) any Shares deliverable pursuant to restricted stock units will be delivered promptly (but no later than fifteen (15) days) following such Grantee’s termination of Employment or service.

3.6.2 As of the Change in Control date, any outstanding Awards subject to Performance Criteria and/or Performance Goals will be deemed earned at the greater of the target level and the actual performance level through the Change in Control date for all open performance periods and will cease to be subject to any further performance conditions but will continue to be subject to time-based vesting following the Change in Control in accordance with the original vesting and/or performance period and subject to the provisions of Section 3.6.1 above.

3.6.3 Notwithstanding the foregoing, in the event of a Change in Control, a Grantee’s Award will be treated, to the extent determined by the Committee to be permitted under Section 409A, in accordance with one or more of the following methods as determined by the Committee in its sole discretion: (i) settle such Awards for fair value (as determined in the sole discretion of the Committee), which in the case of stock options and stock appreciation rights, may equal the excess, if any, of the value of the consideration to be paid in the Change in Control transaction to holders of the same number of Shares subject to such stock options or stock appreciation rights over the aggregate exercise price of such stock options or stock appreciation rights, as the case may be; (ii) provide for the assumption of or the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted under the Plan, as determined by the Committee in its sole discretion;

or (iii) provide that for a period of at least twenty (20) days prior to the Change in Control, any stock options or stock appreciation rights that would not otherwise become exercisable prior to the Change in Control will be exercisable as to all Shares subject thereto (but any such exercise will be contingent upon and subject to the occurrence of the Change in Control and if the Change in Control does not take place within a specified period after giving such notice for any reason whatsoever, the exercise will be null and void) and that any stock options or stock appreciation rights not exercised prior to the consummation of the Change in Control will terminate and be of no further force and effect as of the consummation of the Change in Control. In the event that the consideration paid in the Change in Control includes contingent value rights, the Committee will determine if Awards settled under clause (i) above are (a) valued at closing taking into account such contingent value rights (with the value determined by the Committee in its sole discretion) or (b) entitled to a share of such contingent value rights. For the avoidance of doubt, in the event of a Change in Control where all stock options and stock appreciation rights are settled for an amount (as determined in the sole discretion of the Committee) of cash or securities, the Committee may, in its sole discretion, terminate any stock option or stock appreciation right for which the exercise price is equal to or exceeds the per share value of the consideration to be paid in the Change in Control transaction without payment of consideration therefor. Similar actions to those specified in this Section 3.6.3 may be taken in the event of a merger or other corporate reorganization that does not constitute a Change in Control.

3.7 No Continued Employment or Engagement; Right of Discharge Reserved

Neither the adoption of the Plan nor the grant of any Award (or any provision in the Plan or Award Agreement) will confer upon any Grantee any right to continued Employment or service, or other engagement, with the Company, nor will it interfere in any way with the right of the Company to terminate, or alter the terms and conditions of, such Employment or service or other engagement at any time.

3.8 Nature of Payments

3.8.1 Any and all grants of Awards and deliveries of Common Stock, cash, securities or other property under the Plan will be in consideration of services performed or to be performed for the Company by the Grantee. Awards under the Plan may, in the discretion of the Committee, be made in substitution in whole or in part for cash or other compensation otherwise payable to a Grantee. Only whole Shares will be delivered under the Plan. Awards will, to the extent reasonably practicable, be aggregated in order to eliminate any fractional shares. Fractional shares may, in the discretion of the Committee, be forfeited or be settled in cash or otherwise as the Committee may determine.

3.8.2 All such grants and deliveries of Shares, cash, securities or other property under the Plan will constitute a special discretionary incentive payment to the Grantee, will not entitle the Grantee to the grant of any future Awards and will not be required to be taken into account in computing the amount of salary or compensation of the Grantee for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of the Company or under any agreement with the Grantee, unless the Company specifically provides otherwise.

3.9 Non-Uniform Determinations

The Committee’s determinations under the Plan and Award Agreements need not be uniform and any such determinations may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee will be entitled, among other things, to make non-uniform and selective determinations under Award Agreements, and to enter into non-uniform and selective Award Agreements, as to (a) the persons to receive Awards, (b) the terms and provisions of Awards and (c) whether a Grantee’s Employment or service has been terminated for purposes of the Plan.

3.10 Other Payments or Awards

Nothing contained in the Plan will be deemed in any way to limit or restrict the Company from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

3.11 Plan Headings

The headings in the Plan are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

3.12 Termination of Plan

The Board reserves the right to terminate the Plan at any time; provided, however, that in any case, the Plan will terminate on the day before the tenth anniversary of the Effective Date, and provided further, that all Awards made under the Plan before its termination will remain in effect until such Awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable Award Agreements.

3.13 Clawback/Recapture Policy

Awards under the Plan will be subject to any clawback or recapture policy that the Company may adopt from time to time to the extent provided in such policy and, in accordance with such policy, may be subject to the requirement that the Awards be repaid to the Company after they have been distributed to the Grantee.

3.14 Section 409A

3.14.1 All Awards made under the Plan that are intended to be “deferred compensation” subject to Section 409A will be interpreted, administered and construed to comply with Section 409A, and all Awards made under the Plan that are intended to be exempt from Section 409A will be interpreted, administered and construed to comply with and preserve such exemption. The Board and the Committee will have full authority to give effect to the intent of the foregoing sentence. To the extent necessary to give effect to this intent, in the case of any conflict or potential inconsistency between the Plan and a provision of any Award or Award Agreement for an Award, the Plan will govern.

3.14.2 Without limiting the generality of Section 3.14.1, for any Award made under the Plan that is intended to be “deferred compensation” subject to Section 409A:

(a) any payment due upon a Grantee’s termination of Employment will be paid only upon such Grantee’s separation from service from the Company within the meaning of Section 409A;

(b) any payment due upon a Change in Control of the Company will be paid only if such Change in Control constitutes a “change in ownership” or “change in effective control” within the meaning of Section 409A, and if such Change in Control does not constitute a “change in the ownership” or “change in the effective control” within the meaning of Section 409A, such Award will vest upon the Change in Control and any payment will be delayed until the first compliant date under Section 409A;

(c) any payment to be made for such Award in connection with the Grantee’s separation from service from the Company within the meaning of Section 409A (and any other payment that would be subject to the limitations in Section 409A(a)(2)(B)) will be delayed until six (6) months after the Grantee’s separation from service (or earlier death) in accordance with the requirements of Section 409A;

(d) to the extent necessary to comply with Section 409A, any other securities, other Awards or other property that the Company may deliver in lieu of Shares in respect of an Award will not have the effect of deferring delivery or payment beyond the date on which such delivery or payment would occur for the Shares that would otherwise have been deliverable (unless the Committee elects a later date for this purpose in accordance with the requirements of Section 409A);

(e) for any required consent described in Section 3.3 or the applicable Award Agreement, if such consent has not been effected or obtained as of the latest date provided by such Award Agreement for payment in respect of such Award and further delay of payment is not permitted in accordance with the requirements of Section 409A, such Award or portion thereof, as applicable, will be forfeited and terminate notwithstanding any prior earning or vesting;

(f) if the Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), the Grantee’s right to the series of installment payments will be treated as a right to a series of separate payments and not as a right to a single payment;

(g) if the Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), the Grantee’s right to the dividend equivalents will be treated separately from the right to other amounts under the Award; and

(h) for purposes of determining whether the Grantee has experienced a separation from service from the Company within the meaning of Section 409A, “subsidiary” will mean a corporation or other entity in a chain of corporations or other entities in which each corporation or other entity, starting with Bakkt, has a controlling interest in another corporation or other entity in the chain, ending with such corporation or other entity. For purposes of the preceding sentence, the term “controlling interest” has the same meaning as provided in Section 1.414(c)-2(b)(2)(i) of the Treasury Regulations, provided that the language “at least 20 percent” is used instead of “at least 80 percent” each place it appears in Section 1.414(c)-2(b)(2)(i) of the Treasury Regulations.

3.15 Governing Law

THE PLAN AND ALL AWARDS MADE AND ACTIONS TAKEN THEREUNDER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS.

3.16 Disputes; Choice of Forum

3.16.1 The Company and each Grantee, as a condition to such Grantee’s participation in the Plan, hereby irrevocably submit to the exclusive jurisdiction of any state or federal court located in Atlanta, Georgia over any suit, action or proceeding arising out of or relating to or concerning the Plan or, to the extent not otherwise specified in any individual agreement between the Company and the Grantee, any aspect of the Grantee’s Employment with the Company or the termination of that Employment. The Company and each Grantee, as a condition to such Grantee’s participation in the Plan, acknowledge that the forum designated by this Section 3.16.1 has a reasonable relation to the Plan and to the relationship between such Grantee and the Company. Notwithstanding the foregoing, nothing in the Plan will preclude the Company from bringing any action or proceeding in any other court for the purpose of enforcing the provisions of this Section 3.16.1.

3.16.2 The agreement by the Company and each Grantee as to forum is independent of the law that may be applied in the action, and the Company and each Grantee, as a condition to such Grantee’s participation in the Plan, (i) agree to such forum even if the forum may under applicable law choose to apply non-forum law, (ii) hereby waive, to the fullest extent permitted by applicable law, any objection which the Company or such Grantee now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in Section 3.16.1, (iii) undertake not to commence any action arising out of or relating to or concerning the Plan in any forum other than the forum described in this Section 3.16 and (iv) agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court will be conclusive and binding upon the Company and each Grantee.

3.16.3 Each Grantee, as a condition to such Grantee’s participation in the Plan, hereby irrevocably appoints the General Counsel of Bakkt as such Grantee’s agent for service of process in connection with any action, suit or proceeding arising out of or relating to or concerning the Plan, who will promptly advise such Grantee of any such service of process.

3.16.4 Each Grantee, as a condition to such Grantee’s participation in the Plan, agrees to keep confidential the existence of, and any information concerning, a dispute, controversy or claim described in Section 3.16.1, except that a Grantee may disclose information concerning such dispute, controversy or claim to the court that is considering such dispute, controversy or claim or to such Grantee’s legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute, controversy or claim). For the avoidance of doubt, nothing in the Plan or any Award Agreement is intended to impair such Grantee’s right to make disclosures under the whistleblower provisions of any applicable law or regulation or require such Grantee to notify Bakkt or obtain its authorization prior to doing so, or prohibit such Grantee from responding truthfully to a valid subpoena.

3.17 Waiver of Jury Trial

EACH GRANTEE WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THE PLAN.

3.18 Waiver of Claims

Each Grantee of an Award recognizes and agrees that before being selected by the Committee to receive an Award the Grantee has no right to any benefits under the Plan. Accordingly, in consideration of the Grantee’s receipt of any Award hereunder, the Grantee expressly waives any right to contest the amount of any Award, the terms of any Award Agreement, any determination, action or omission hereunder or under any Award Agreement by the Committee, the Company or the Board, or any amendment to the Plan or any Award Agreement (other than an amendment to the Plan or an Award Agreement to which his or her consent is expressly required by the express terms of an Award Agreement). Nothing contained in the Plan, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between the Company and any Grantee. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974 (ERISA), as amended.

3.19 Severability; Entire Agreement; Successors and Assigns

If any of the provisions of the Plan or any Award Agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision will be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions will not be affected thereby; provided that if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award Agreements contain the entire agreement of the parties for the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral for the subject matter thereof. The terms of the Plan will be binding upon and inure to the benefit of the Company and any successor entity, including as contemplated by Section 3.6.

3.20 No Liability for Tax Qualification or Adverse Tax Treatment

Notwithstanding anything to the contrary in the Plan, in no event will the Company be liable to a Grantee on account of an Award’s failure to (a) qualify for favorable United States or foreign tax treatment or (b) avoid adverse tax treatment under United States or foreign law, including, without limitation, Section 409A.

3.21 No Third-Party Beneficiaries

Except as expressly provided in an Award Agreement, neither the Plan nor any Award Agreement will confer on any person other than the Company and the Grantee of any Award any rights or remedies thereunder. The exculpation and indemnification provisions of Section 1.2.4 will inure to the benefit of a Covered Person’s estate and beneficiaries and legatees.

3.22 Date of Adoption and Effective Date

The Plan was adopted by the Board on October 19, 2026 (the “Effective Date”). It is intended that stockholder approval of the Plan not be required pursuant to the inducement award exception under Section 303A.08 of the NYSE Listed Company Manual.

3.23 Definitions of Certain Terms

3.23.1 “Award Agreement” means the written document by which each Award is evidenced, and which may, but need not be (as determined by the Committee) executed or acknowledged by a Grantee as a condition to receiving an Award or the benefits under an Award, and which sets forth the terms and provisions applicable to Awards granted under the Plan to such Grantee. Any reference in the Plan to an agreement in writing will be deemed to include an electronic writing to the extent permitted by applicable law.

3.23.2 “Cause” means, unless otherwise provided in an Award Agreement or employment agreement applicable to the relevant Grantee:

(a) Grantee is convicted of, pleads guilty to, or confesses or otherwise admits to any felony involving intentional conduct or any act of fraud, misappropriation or embezzlement;

(b) Grantee knowingly engages in any act or course of conduct or knowingly fails to engage in any act or course of conduct which is reasonably likely to adversely affect the Company’s ability to conduct its business;

(c) any act or omission by Grantee involving malfeasance or gross negligence in the performance of Grantee’s duties and responsibilities to the material detriment of the Company; or

(d) Grantee breaches in any material respect any of the provisions of any applicable employment agreement or Award Agreement or violates any provision of any generally applicable code of conduct which is distributed in writing to the Company’s employees, as applicable.

3.23.3 “Change in Control” means the happening of any of the following:

(a) any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing 30% or more of the combined voting power of the then outstanding securities of Bakkt eligible to vote for the election of the members of Bakkt’s Board;

(b) during any period of not more than thirty-six (36) months, individuals who constitute the Board as of the beginning of the period (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the Company’s proxy statement in which such person is named as a nominee for director, without written objection to such nomination) will be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of Bakkt as a result of an actual or publicly threatened election contest with respect to directors or as a result of any other actual or publicly threatened solicitation of proxies by or on behalf of any person other than the Board will be deemed to be an Incumbent Director;

(c) any dissolution or liquidation of Bakkt or any sale or the disposition of 50% or more of the assets or business of Bakkt; or

(d) the consummation of any reorganization, merger, consolidation or share exchange or similar form of corporate transaction involving Bakkt unless (1) the persons who were the beneficial owners of the outstanding securities eligible to vote for the election of the members of Bakkt’s Board immediately before the consummation of such transaction hold more than 60% of the voting power of the securities eligible to vote for the members of the board of directors of (i) the successor or survivor corporation in such transaction immediately following the consummation of such transaction or (ii) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least 95% of the voting power of the successor or survivor corporation in such transaction and (2) the number of the securities of such successor or survivor corporation or ultimate parent corporation (the “Post-Transaction Corporation”) representing the voting power described in Section 3.23.3(d)(1) held by the persons described in Section 3.23.3(d)(1) immediately following the consummation of such transaction is beneficially owned by each such person in substantially the same proportion that each such person had beneficially owned the outstanding securities eligible to vote for the election of the members of the Board immediately before the consummation of such transaction, provided (3) the percentage described in Section 3.23.3(d)(1) of the securities of the Post-Transaction Corporation and the number described in Section 3.23.3(d)(2) of the securities of the Post-Transaction Corporation will be determined exclusively by reference to the securities of the Post-Transaction Corporation which result from the beneficial ownership of Shares by the persons described in Section 3.23.3(d)(1) immediately before the consummation of such transaction.

3.23.4 “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto, and the applicable rulings and regulations thereunder.

3.23.5 “Common Stock” means the Class A common stock of Bakkt, par value $0.0001 per share, and any other securities or property issued in exchange therefor or in lieu thereof pursuant to Section 1.3.3.

3.23.6 “Eligible Individual” means any prospective employee who is commencing employment with the Company or a Subsidiary, including via an “employer of record,” or is being rehired following a bona fide period of interruption of employment by the Company or a Subsidiary, if he or she is granted an Award in connection with his or her commencement of employment with the Company or a Subsidiary and such grant is an inducement material to his or her entering into employment with the Company or a Subsidiary (within the meaning of, and as interpreted in accordance with, the Inducement Rules). The Committee may in its discretion adopt procedures from time to time to ensure that a prospective employee is eligible to participate in the Plan in accordance with the Inducement Rules prior to the granting of any Awards to such individual under the Plan (including without limitation a requirement that each such prospective employee certify to the Company prior to the receipt of an Award under the Plan that he or she has had a bona fide period of interruption of employment, and that the grant of Awards under the Plan is an inducement material to his or her agreement to enter into employment with the Company or a Subsidiary).

3.23.7 “Employment” means a Grantee’s performance of services for the Company, as determined by the Committee. The terms “employ” and “employed” will have their correlative meanings. The Committee in its sole discretion may determine (a) whether and when a Grantee’s leave of absence results in a termination of Employment, (b) whether and when a change in a Grantee’s association with the Company results in a termination of Employment and (c) the impact, if any, of any such leave of absence or change in association on outstanding Awards. Unless expressly provided otherwise, any references in the Plan or any Award Agreement to a Grantee’s Employment being terminated will include both voluntary and involuntary terminations.

3.23.8 “Fair Market Value” means, for a Share, the closing price reported for the Common Stock on the applicable date as reported on NYSE or, if not so reported, as determined in accordance with a valuation methodology approved by the Committee, unless determined as otherwise specified in the Plan. For purposes of the grant of any Award, the applicable date will be the trading day on which the Award is granted or, if the date the Award is granted is not a trading day, the trading day immediately prior to the date the Award is granted. For purposes of the exercise of any Award, the applicable date is the date a notice of exercise is received by the Company or, if such date is not a trading day, the trading day immediately following the date a notice of exercise is received by the Company.

3.23.9 “Good Reason” means, unless otherwise provided in an Award Agreement or employment agreement, and in the absence of written consent of a Grantee:

(a) there is a material reduction in the Grantee’s base salary in effect immediately prior to a Change in Control; or

(b) there is a transfer of the Grantee’s primary work site to a new primary work site that is more than thirty (30) miles (measured along a straight line) from the Grantee’s primary work site unless such new primary work site is closer (measured along a straight line) to the Grantee’s primary residence than the Grantee’s then current primary work site.

If the Grantee does not deliver to the Company a written notice of termination within sixty (60) days after the Grantee has knowledge that an event constituting Good Reason has occurred, the event will no longer constitute Good Reason. In addition, the Grantee must give the Company thirty (30) days to cure the event constituting Good Reason, and must actually terminate his or her employment with the Company within sixty (60) days after the Company’s failure to cure such event.

3.23.10 “Grantee” means an Eligible Individual who has been granted an Award under the Plan.

3.23.11 “Performance Criteria” means one or more of the following business criteria (either separately or in combination), or any other business criteria established by the Committee, with regard to Bakkt (or a Subsidiary, division, other operational unit or administrative department of Bakkt): earnings; earnings per share; earnings before interest, taxes, depreciation and amortization; revenue or net revenue measures; gross profit or operating profit measures (including before or after taxes and including profit growth and profit-related return ratios); cost management; dividend payout ratios; market share measures; economic value added; cash flow; return measures (including return on capital, invested capital, total capital, tangible capital, expenses, tangible expenses, equity, revenue, investment, assets, or net assets or total stockholder return or similar measures); increase in the Fair Market Value of Common Stock; or changes (or the absence of changes) in the per share or aggregate Fair Market Value of Common Stock.

3.23.12 “Performance Goals” means the performance goals established by the Committee in connection with the grant of Awards, which may or may not be based on Performance Criteria and which may differ from Grantee to Grantee and from Award to Award.

3.23.13 “Section 409A” means Code Section 409A, including any amendments or successor provisions to that section, and any regulations and other administrative guidance thereunder, as it may be from time to time amended or interpreted through further administrative guidance.

3.23.14 “Subsidiary” means any direct or indirect subsidiary of Bakkt within the meaning of Rule 405 under the Securities Act, as of the Effective Date.

3.23.15 “Treasury Regulations” means the regulations promulgated under the Code by the United States Treasury Department, as amended.